UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 20, 2017

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On December 20, 2017, Voya Financial, Inc. a Delaware corporation (the “Company”), entered into a Master Transaction Agreement (the “Agreement”) with VA Capital Company LLC, a newly formed Delaware limited liability company (“VA Capital”), and Athene Holding Ltd., a Bermuda limited company (“Athene”), pursuant to which VA Capital will acquire all of the shares of the capital stock of Voya Insurance and Annuity Company, an Iowa domiciled life insurance company subsidiary of the Company (“VIAC”), and Directed Services LLC, an indirect broker-dealer subsidiary of the Company (“DSL”). The transaction will result in the Company’s disposition of substantially all of its variable annuity and fixed and fixed indexed annuity businesses and related assets.

VA Capital is an insurance holding company formed by affiliates of Apollo Global Management LLC (“Apollo”) and Athene (collectively, the “Sponsors”). Reverence Capital Partners, L.P. and Crestview Advisors, L.L.C. are also investors in VA Capital, along with the Company, which is acquiring a 9.99% equity interest in VA Capital. In addition, after the closing, affiliates of the Company will continue to own surplus notes issued by VIAC in an aggregate principal amount of $350 million.

Each of the Sponsors and the Third Party Investors have executed equity commitment letters for the benefit of VA Capital, and Athene has also executed a debt commitment letter to VA Capital. The commitments from the Sponsors collectively cover the aggregate amount needed to allow VA Capital to fund the acquisition as well as a planned contribution to the capital of VIAC, and pay related fees and expenses.

The purchase price for VIAC is based on its capital at closing, after giving effect to certain restructuring and other pre-sale transactions, including the reinsurance of the fixed and fixed indexed annuity business of VIAC and an affiliated insurance company to affiliates of Athene. The Company expects to realize approximately $1.1 billion in value from the transaction, which includes the benefit of a $400 million ceding commission paid by Athene for the Company’s fixed and fixed indexed annuities business. Giving effect to certain assets that are not liquid today as well as expected transaction, restructuring, and other costs, upon closing of the transaction the Company expects immediately deployable capital of more than $500 million, which is subject to change until closing.

Under the terms of the Agreement, VIAC will, prior to the closing of the transaction, transfer out-of-scope businesses and assets to other affiliates of the Company, including its life insurance and employee benefits businesses, and will recapture the portion of its variable annuity business that is currently ceded to an affiliated reinsurer. There will also be other inter-company transfers of assets into and out of VIAC prior to the closing.

In connection with the closing, Voya Investment Management, LLC (“Voya IM”), will enter into one or more agreements to perform asset management services for VIAC and its affiliates, which will rebrand as “Venerable” as part of the transaction. As part of the agreement, Voya IM will serve as the preferred asset management partner for Venerable. Voya IM will — for a minimum of five years following the closing of the transaction — manage approximately $10 billion of general account assets under management (AUM). Voya IM also will continue to manage the funds platform associated with the variable annuities business, representing approximately $22 billion of AUM as of Sept. 30, 2017.

The Agreement contains customary representations and warranties as well as covenants by each of the parties. The representations and warranties in the Agreement are the product of negotiation among the parties to the Agreement and are for the sole benefit of such parties. Any inaccuracies of such representations and warranties are subject to waiver by such parties in accordance with the Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Agreement. Consequently, persons other than the parties to the Agreement may not rely upon the representations and warranties in the Agreement as characterizations of actual facts or circumstances as of the date of the Agreement or as of any other date. Each of the Company, VA Capital and Athene has agreed to indemnity the other party or parties, as applicable, with respect to certain losses arising out of or resulting from breaches of its representations, warranties and covenants, as well as for certain other matters.

The Agreement provides for a $105 million reverse termination fee that would be payable by VA Capital to the Company if the Agreement is terminated in certain circumstances. VA Capital’s obligation to pay the reverse termination fee when due has been guaranteed by the Sponsors.

The transaction is expected to close in the second or third quarters of 2018. The consummation of the closing under the Agreement is subject to conditions specified in the Agreement, including the receipt of required regulatory approvals, and conditions that would allow any party not to close based upon the amount of capital it would be required to fund in connection with the closing.

Item 7.01	Regulation FD Disclosure

On December 21, 2017, Voya Financial (“Voya” or the “Company”) issued a press release announcing that it will divest substantially all of its Closed Block Variable Annuity segment and its individual fixed and fixed index annuity business through an agreement with a consortium of investors led by affiliates of Apollo Global Management, LLC, Crestview Partners and Reverence Capital Partners. Additional details about this transaction can be found in a press release issued by the Company Thursday, December 21 and furnished as Exhibit 99.1 to this Form 8-K. The Company will also host a conference call on Thursday, December 21, 2017, at 9 a.m. ET to discuss the transaction. The call can be accessed via Voya’s investor relations website at http://investors.voya.com. Additional information on the financial impact of the transaction has been made available in a slide presentation on Voya’s investor relations website at http://investors.voya.com, and which has been furnished as Exhibit 99.2 to this Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information and exhibits provided pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Master Transaction Agreement by and Among Voya Financial, Inc., VA Capital Company LLC and Athene Holding Ltd. Dated as of December 20, 2017

99.1	Press Release of Voya Financial, Inc., dated December 21, 2017 (furnished and not filed)

99.2	Slide Presentation (furnished and not filed)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc. (Registrant)

By:	/s/ Trevor Ogle
	Name:	Trevor Ogle

	Title:	Senior Vice President and Deputy General Counsel

Dated: December 21, 2017